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                                                                    EXHIBIT 10.3

                          SPONSOR GUARANTEE AGREEMENT

          SPONSOR GUARANTEE AGREEMENT, dated February 9, 1998 (the "Agreement"), between Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), and Amax Gold Inc., a Delaware corporation ("Amax Gold" and, together with Cyprus Amax, the "Sponsors").

          WHEREAS, Cyprus Foote Mineral Company ("Cyprus Foote") and Cyprus Specialty Metals Company ("Cyprus Metals") have agreed to subscribe for common shares of Compania Minera Amax Guanaco ("Guanaco") on the Closing Date (as defined below) as nominees for Guanaco Mining Company Inc. ("GMC") pursuant to a Nominee Agreement, dated as of the date hereof (the "Nominee Agreement"), among Cyprus Foote, Cyprus Metals and GMC;

          WHEREAS, Minera Cyprus Amax Chile Limitada ("MCCL") has agreed to extend a loan to Guanaco on the Closing Date in an amount equal to US$7 million as contemplated by the Recognition of Debt, to be dated as of the Closing Date (the "Recognition of Debt"), between MCCL and Guanaco, and the Letter Agreement, dated February 9, 1998 (the "Letter Agreement"), between MCCL and Guanaco, such loan to be repaid solely from the proceeds, if any, of a refund of first-category Chilean income taxes previously paid by Sociedad Chilena de Litio Limitada and MCCL to be procured by Guanaco after the consummation of the transactions contemplated by the Nominee Agreement (the "Tax Refund") ;

          WHEREAS, Amax Gold or its subsidiaries (other than Guanaco) will retain, after withholding for certain Chilean taxes, approximately US$6.1 million of the proceeds of the share subscription and the MCCL loan in consideration of their participation in the transactions contemplated hereby;

          WHEREAS, Cyprus Amax indirectly owns all of the outstanding capital stock of Cyprus Foote, Cyprus Metals and MCCL, Amax Gold owns all of the outstanding capital stock of GMC, and GMC owns 90% of the outstanding capital stock of Guanaco; and

          WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Nominee Agreement on the Closing Date that each Sponsor execute and deliver this Agreement;

          NOW, THEREFORE, in consideration of the premises and to induce the parties to enter into the Nominee Agreement, the Recognition of Debt and the Letter Agreement, the Sponsors hereby agree as follows.
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          1.  Guarantees.  (a)  Cyprus Amax hereby guarantees (i) to GMC, the prompt and complete payment and performance by each of Cyprus Foote and Cyprus Metals of all its obligations under the Nominee Agreement and (ii) to Guanaco, the prompt and complete payment and performance by MCCL of all its obligations under the Letter Agreement and the Recognition of Debt. Each of GMC and Guanaco shall be a third party beneficiary of the obligations of Cyprus Amax under this Agreement.

          (b) Amax Gold hereby guarantees (i) to MCCL the prompt and complete payment and performance by Guanaco of all its obligations under the Recognition of Debt and the Letter Agreement, and (ii) to Cyprus Foote and Cyprus Metals, the prompt and complete payment and performance by GMC of all its obligations under the Nominee Agreement. Each of MCCL, Cyprus Foote and Cyprus Metals shall be a third-party beneficiary of the obligations of Amax Gold under this Agreement.

          (c) Each Sponsor (i) agrees that its obligations under clauses (a) and (b) above shall be unconditional, irrespective of the invalidity or unenforceability of, or any amendment or modification to, the Nominee Agreement, the Recognition of Debt or the Letter Agreement, or the insolvency or bankruptcy of any of Cyprus Foote, Cyprus Metals, MCCL, GMC or Guanaco (each, an "Obligor") and (ii) waives diligence, presentment, demand of payment, filing of claims, protest, notice and all demands whatsoever. In the event that any payment by an Obligor is rescinded or must otherwise be returned for any reason, each Sponsor shall remain liable for such obligations to the extent provided for herein as if such payment had not been made.

          2. Indemnity; Expenses. (a) Subject to clause (b) below, Cyprus Amax shall indemnify and hold harmless Amax Gold and each of its subsidiaries, together with their respective and former directors, officers and employees (each, an "Indemnified Party"), from any cost, expense, liability, loss, penalty or tax incurred as a result of (i) the execution and delivery of this Agreement, the Nominee Agreement, the Recognition of Debt or the Letter Agreement, (ii) the performance of this Agreement, the Nominee Agreement, the Recognition of Debt or the Letter Agreement, (iii) the procurement or retention of the Tax Refund, or (iv) any claim made against Guanaco for any amounts purporting to be due and owing under the Recognition of Debt in excess of the amount of any Tax Refund actually received by Guanaco, provided that this clause (a) shall not apply to any cost, expense, liability, loss, penalty or tax (A) in respect of U.S. income taxes, (B) in respect of any claim by ENAMI arising out of its lease of property and mineral rights to Guanaco, (C) incurred as a result of the indemnity obligations of GMC under the

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     Nominee Agreement or (D) arising out of the breach of this Agreement, this
     Nominee Agreement, the Recognition of Debt or the Letter Agreement by any Indemnified Party. Without limiting the generality of the foregoing, the obligation of Cyprus Amax to indemnify and hold harmless under this Section 2(a) shall include the obligation to indemnify against any Chilean or other non-United States withholding or other taxes incurred in connection with the consummation of the Share Subscription, the procurement by Guanaco of the Tax Refund, the extension of the MCCL loan, the payment US$59 million of principal and interest due on intercompany notes from Guanaco to GMC, this Agreement, the Nominee Agreement, the Recognition of Debt or the Letter Agreement (or any other agreement related hereto or thereto).

          (b) In no event shall the aggregate obligations of Cyprus Amax under this Section 2 exceed US$13.5 million.

          (c) With respect to third party claims, promptly after receipt by a person entitled to indemnification under Section 2(a) (an "Indemnified Party") of notice of the commencement of any action or the presentation or other assertion of any claim which could result in a claim for indemnification, such Indemnified Party shall give prompt written notice thereof to Cyprus Amax, and Cyprus Amax shall be entitled to assume the defense thereof. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof at the expense of such Indemnified Party. In addition, if (i) Cyprus Amax has failed promptly to assume the defense and employ counsel or (ii) the named parties to such action (including any impleaded parties) include any Indemnified Party and Cyprus Amax or any of its affiliates, and such Indemnified Party has received written advice of counsel that there may be one or more legal defenses available which are different from or in addition to those available to Cyprus Amax (or any of its affiliates) and which could create a conflict of interest between Cyprus Amax (or such affiliates) and such Indemnified Party, then such Indemnified Party shall have the right to participate in the defense thereof with separate counsel at the expense of Cyprus Amax; provided that, Cyprus Amax shall not be responsible for the fees and expenses of more than one firm of separate counsel in connection with any such action in the same jurisdiction, in addition to any local counsel. Cyprus Amax shall have the right to settle or compromise any claim or liability subject to indemnification; provided, however, that, unless such settlement or compromise includes a full release of such Indemnified Party, any such settlement or compromise shall require the consent of such Indemnified Party, which consent shall not be unreasonably withheld. The parties agree to provide all reasonable cooperation in connection with any claim for which indemnification is or may be sought under this Agreement.

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          (d)  Cyprus Amax shall pay, or reimburse Amax Gold, Guanaco, GMC and their affiliates (an "AGI Party") for, all reasonable and documented legal, administrative and other expenses incurred by any AGI Party in respect of the consummation of the Share Subscription, the procurement and retention by Guanaco of the Tax Refund, the extension of the MCCL loan, the execution and delivery of this Agreement, the Nominee Agreement, the Recognition of Debt or the Letter Agreement, the transfer to GMC of the shares acquired as a result of the Share Subscription pursuant to Section 1(d) of the Nominee Agreement, the disposition of such shares to a third-party designee of GMC pursuant to Section 1(f) thereof (to the extent such expenses do not exceed the expenses that would be incurred if such shares were transferred to GMC itself) or the unwinding pursuant to Section 6 of the Nominee Agreement of the transactions contemplated thereby.

          3. Transaction Fee. On the Closing Date and subject to receipt by Cyprus Foote and Cyprus Metals on the Closing Date of the reimbursement payments due to them under Section 2 of the Nominee Agreement, Cyprus Amax shall pay to Amax Gold a fee in respect of the participation by Amax Gold and its affiliates in the transactions contemplated hereby in an amount equal to US$6.7 million minus the amount of the proceeds of the Share Subscription and the MCCL loan, after withholding for Chilean taxes, retained by Amax Gold or its affiliates. The parties currently expect that the amount of this transaction fee will be approximately US$600,000.

          4. Effectiveness. This Agreement shall become effective on the date specified in the Nominee Agreement as the Closing Date (the "Closing Date").

          5. Miscellaneous. (a) This Agreement shall be binding upon the Sponsors, and shall inure to the benefit of the Sponsors, Cyprus Foote, Cyprus Metals, MCCL, GMC, Guanaco, and each other Indemnified Party, in each case, together with their respective successors and assigns.

          (b) If any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

          (c) This Agreement may not be modified except in a writing signed by both Sponsors.

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          (d)  No failure or delay by any person in exercising any right, power or privilege under this Agreement (whether or not consistent with any prior course of dealing between the Sponsors or their respective subsidiaries) shall constitute a waiver thereof, nor shall any partial exercise of any right, power or privilege preclude any other or further exercise.

          (e) This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

          (f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

                            CYPRUS AMAX MINERALS COMPANY


                            By:______________________________
                               Name:
                               Title:


                            AMAX GOLD INC.


                            By:_______________________________
                               Name:
                               Title:

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